Exhibit 99.1

FOR RELEASE	November 19, 2008
For more information, contact:
Kirk Whorf, EVP and Chief Financial Officer
kwhorf@northstatebank.com; 919-645-2707

NORTH STATE BANCORP DIRECTORS

VOTE “NO” TO PARTICIPATION IN TARP CAPITAL PURCHASE PROGRAM

Bank is well-capitalized and does not need the funds.

RALEIGH, NC . . . After a thorough evaluation, the Board of Directors of North State Bancorp (OTCBB: NSBC – the “Bank”) has determined that North State Bancorp will not participate in the U.S. Treasury Department’s TARP Capital Purchase Program, the Bank announced today. The decision was made after the company recently completed a multi-year capital plan. Based on the plan’s projections for growth and profitability, the Board determined that its subsidiary North State Bank can grow soundly and profitably over the next few years and still remain well-capitalized. Specifically, the bank’s three capital ratios as of September 30, 2008 were as follows:

•	Tier I leverage = 8.07% versus 5.00% required to be a well-capitalized bank

•	Tier I risk based capital = 8.88% versus 6.00% required to be a well-capitalized bank

•	Total risk based capital = 12.00% versus 10.00% required to be a well-capitalized bank

“We appreciate the intent of the Treasury’s efforts in strengthening the overall U.S. financial system,” said Larry D. Barbour, president and CEO of both North State Bancorp and North State Bank, “However, after a thorough review, we determined it was not in the best interests of our shareholders or the Bank to participate. We have the capital we need to support our planned growth and we would dilute the investment of our current shareholders if we participated—and that is something we do not want to do.

“In the meantime, capital planning remains a vital part of our continuous strategic thinking and planning process at North State Bank.”

As of September 30, 2008, North State Bancorp, the holding company for North State Bank, reported total assets of $633.4 million. Founded in 2000 and headquartered in Raleigh, NC, North State Bank is a full-service community bank, serving Wake and New Hanover counties through seven full-service offices and with one loan production office in Carteret County.

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North State Bancorp/OTC electronic bulletin board/“NSBC”	www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including economic conditions, substantial changes in financial markets, changes in real estate values and the real estate market, changes in interest rates, our ability to manage growth, loss of deposits and loan demand to other savings and financial institutions, our limited operating history and regulatory changes. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.